UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 7, 2006

STERIS Corporation

(Exact name of registrant as specified in its charter)

Ohio	1-14643	34-1482024
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5960 Heisley Road, Mentor, Ohio	44060-1834
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (440) 354-2600

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 11, 2006, STERIS Corporation (the “Company”) announced that its President and Chief Executive Officer, Les C. Vinney, will resign as President and Chief Executive and as a member of the Company’s Board of Directors by June 1, 2007 in anticipation of Mr. Vinney’s eventual retirement from the Company in 2009. A copy of the press release announcing this action is filed as Exhibit 99.1 to this Current Report on Form 8-K.

In connection with Mr. Vinney’s resignation and retirement, the Company and Mr. Vinney have entered into an employment agreement, dated as of September 7, 2006 (the “Employment Agreement”). Under the terms of the Employment Agreement, Mr. Vinney will resign as President and Chief Executive Officer and as a member of the Company’s Board of Directors on the earlier of June 1, 2007 or the date on which the Company appoints a new Chief Executive Officer. After Mr. Vinney’s resignation from these positions, Mr. Vinney will remain employed by the Company as a special advisor until May 31, 2009. Mr. Vinney will receive an annual base salary of $726,000 until June 1, 2007. Mr. Vinney will receive a lump sum payment of $375,000 on December 1, 2007, and commencing on December 31, 2007, Mr. Vinney will receive 18 installment payments each in the amount of $62,500 payable monthly.

Mr. Vinney will be eligible to participate in the Company’s Senior Executive Management Incentive Compensation Plan for the fiscal year ending March 31, 2007, but will not be entitled to any other bonuses during his continued employment with the Company. Mr. Vinney will be eligible to participate in the Company’s insurance, retirement and other employee benefit programs during his continued employment with the Company. All of Mr. Vinney’s stock options will remain outstanding to the extent of their original terms, except that certain in-the-money stock options will only be exercisable through December 31, 2007. If prior to May 31, 2009 a “change of control” with respect to the Company occurs, Mr. Vinney will be entitled to receive the full remaining amount payable to him under the Employment Agreement.

Under the terms of the Employment Agreement, Mr. Vinney has agreed not to compete with the Company for a period of two years after his continued employment with the Company has ended, as well as not to solicit the Company’s employees.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The Employment Agreement described above under Item 1.01 replaces and supersedes all employment, change of control and similar agreements between the Company and Mr. Vinney, including the Employment Agreement, dated March 21, 2000 (the “Prior Employment Agreement”), and the Change of Control Agreement, dated March 18, 2000 (the “Change of Control Agreement”).

The Prior Employment Agreement provided that Mr. Vinney was to serve as President and Chief Executive Officer of the Company with a base salary of not less than $575,000 per year, was to be a participant in incentive compensation arrangements with provisions similar to those applicable to other senior executives, was to be eligible for option grants in accordance with the Company’s general practices with respect to executive compensation and was to receive the same types of benefits made available to other executives of the Company, including, among others, medical and dental benefits, an auto allowance and reimbursement of certain membership dues. The Compensation and Corporate Governance Committee of the Company’s Board of Directors had previously established Mr. Vinney’s base salary for the fiscal year ending March 31, 2007 at $726,000.

The Change of Control Agreement provided that Mr. Vinney would be able to terminate his employment and be entitled to a lump sum payment equal to three years compensation (base salary and average annual incentive compensation) if, at any time within two years after a change of control, he were to terminate his employment because his base salary or bonus participation is reduced or relocation is made a condition of his employment or if he were to determine in good faith that he was unable to carry out the authorities, powers, functions, responsibilities or duties that he formerly had in his positions and offices at the Company before the change of control, in the same manner as he was able to do before the change of control. Mr. Vinney would also have been entitled to these same benefits if his employment were terminated by the Company within two years after a change of control for any reason other than cause, death or disability.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As described above under Item 1.01, under the terms of the Employment Agreement, Mr. Vinney will resign as President and Chief Executive Officer and as a member of the Company’s Board of Directors on the earlier of June 1, 2007 or the date on which the Company appoints a new Chief Executive Officer.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated as of September 7, 2006, between Les C. Vinney and STERIS Corporation

99.1	Press Release Issued by STERIS Corporation on September 11, 2006 regarding Les C. Vinney

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERIS CORPORATION

By	/s/ Mark D. McGinley
Mark D. McGinley
Senior Vice President, General Counsel, and Secretary

Date: September 11, 2006

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated as of September 7, 2006, between Les C. Vinney and STERIS Corporation

99.1	Press Release Issued by STERIS Corporation on September 11, 2006 regarding Les C. Vinney